1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Announces Apparent
High Bids on 17 Blocks on the Shelf of the Gulf of Mexico

NEW ORLEANS, LA, March 17, 2010 – McMoRan Exploration Co. (NYSE: MMR) announced today the results of its participation in the Central Gulf of Mexico Lease Sale 213 held by the Minerals Management Service (MMS) on March 17, 2010 in New Orleans, Louisiana.  McMoRan submitted apparent high bids on 17 of 19 blocks on the Shelf totaling $9.4 million.  Apparent high bids are subject to a review process by the MMS before they can be awarded.  If granted, the lease acquisitions would add approximately 75,000 gross acres to McMoRan’s leasehold inventory, which currently approximates one million gross acres, including 140,000 gross acres associated with the ultra-deep gas play.

James R. Moffett, McMoRan’s Co-Chairman, said, "We are pleased with the results of this important lease sale which significantly expands our leading ultra-deep acreage position and enables us to build upon our recent success.  The 59 percent increase in bids for Shelf tracts compared with the year-ago lease sale is consistent with our view that there is significant hydrocarbon potential in shallow water at deeper depths.  After giving effect to McMoRan's apparent high bids, our ultra-deep acreage exceeds 200,000 gross acres and encompasses multiple prospects with multi-Trillion cubic feet of hydrocarbon potential.  We look forward to future activities on this acreage as McMoRan leads the way to redefine the geologic potential of the Shelf and this promising new exploration frontier.”

McMoRan submitted individual apparent high bids on each of the following blocks:

Block	Prospect	Apparent High Bid
Deep Gas Acreage
Eugene Island 153	Blood & Guts	$ 135,000
Eugene Island 197		135,000
South Marsh Island 253	Flying Dutchman	250,000
Ultra-deep Acreage
Eugene Island 244	Lafitte	205,000
Eugene Island 289	Captain Blood	1,110,000
South Marsh Island 25	Drake	1,055,000
South Marsh Island 26	Drake	130,000
South Marsh Island 30	Drake	1,055,000
South Marsh Island 81	Barataria	1,055,000
South Marsh Island 82	Barataria	135,000
Ship Shoal 136	Hook	1,055,000
Ship Shoal 137	Hook	1,055,000
South Timbalier 188	Calico Jack	1,105,000

South Timbalier 78	Bonnet	205,000
South Timbalier 79	Bonnet	510,000
Vermilion 27	England	45,000
Vermilion 37	England	130,000

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  Additional information about McMoRan is available on its internet website “www.mcmoran.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding oil and gas exploration and development and production activities.  Accuracy of these forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update the forward-looking statements in this press release and does not intend to update the forward-looking statements more frequently than quarterly.  Important factors that might cause future results to differ from results anticipated by forward-looking statements include adverse conditions, such as high temperature and pressure, that could lead to mechanical failures or increased costs; variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; as well as other general exploration and development risks and hazards.  These and other factors are more fully described in McMoRan’s  Annual Report on Form 10-K for the year ended December 31, 2009, on file with the Securities and Exchange Commission (SEC).

The SEC requires oil and gas companies, in their filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Beginning with year-end reserves for 2009, the SEC permits oil and gas companies, in their filings with the SEC, to disclose probable and possible reserves, as such terms are defined by the SEC. We use certain phrases and terms, such as "hydrocarbon potential” and “geologic potential," which the SEC's guidelines prohibit us from including in filings with the SEC. “Hydrocarbon potential” and “geologic potential” do not take into account the certainty of resource recovery, which is contingent on exploration success, technical improvements in drilling access, commerciality and other factors, and are therefore not indicative of expected future resource recovery and should not be relied upon. We urge you to consider closely the disclosure of proved reserves included in McMoRan's Annual Report on Form 10-K for the year ended December 31, 2009.

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